Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662 and No. 333-138814) of OraSure Technologies, Inc. of our reports dated March 16, 2007, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of OraSure Technologies, Inc.

Our report dated March 16, 2007, on the financial statements refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2007